UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. _)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         Foundry Networks, Inc. ("FDRY")
                         -------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   35063R 10 0
                                   -----------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 2 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Institutional Venture Partners VII, L.P.  94-3244086
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,514,517
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 2 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 3 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Institutional Venture Management VII, L.P.  94-3244085
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,514,517
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 4 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IVP Founders Fund I, L.P.  94-3231480
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,514,517
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 5 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Samuel D. Colella ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 6 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Reid W. Dennis ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             0
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     0
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,514,517
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 7 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Mary Jane Elmore ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 8 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Norman A. Fogelsong
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                 Page 9 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ruthann Quindlen ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                Page 10 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     L. James Strand ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                Page 11 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     T. Peter Thomas ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                Page 12 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Geoffrey Y. Yang ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             11,650
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     11,650
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,526,167
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 17 Pages

--------------------------                            --------------------------
CUSIP No. 35063R 10 0                  13G                Page 13 of 17 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     William P. Tai
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                           (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             750
                             ------- -------------------------------------------
                               6     SHARED VOTING POWER

                                     4,514,517
                             ------- -------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     750
                             ------- -------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     4,514,517
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,515,267
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 17 Pages

Item 1.

       (a)   Name of Issuer:  Foundry Networks, Inc. ("FDRY")

       (b)   Address of Issuer's Principal Executive Offices:
                              2100 Gold Street, San Jose, CA 95002


Item 2.

       (a)   Name of Persons Filing:
                              Institutional Venture Partners VII, L.P. ("IVP") Institutional Venture Management VII, L.P. ("IVM") IVP Founders Fund I, L.P. ("FFI")
                              Samuel D. Colella ("SDC")
                              Reid W. Dennis ("RWD")
                              Mary Jane Elmore ("MJE")
                              Norman A. Fogelsong ("NAF")
                              Ruthann Quindlen ("RAQ")
                              L. James Strand ("LJS")
                              William P. Tai ("WPT")
                              T. Peter Thomas ("TPT")
                              Geoffrey Y. Yang ("GYY")

IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, & GYY are General Partners of IVM.

       (b)   Address of Principal Business Office or, if None, Residence:
                              3000 Sand Hill Road
                              Building 2, Suite 290
                              Menlo Park, CA  94025

       (c)   Citizenship:
                              IVP & IVM & FFI:  California
                              SDC, RWD, MJE, NAF, RAQ, LJS, WPT, TPT, GYY:
                              United States

       (d)   Title of Class of Securities:
                              Common Stock

       (e)   CUSIP Number:    35063R 10 0


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable


Item 4.  Ownership

See Rows 5 through 11 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

      Instruction. Dissolution of a group requires a response to this item.

                              Page 14 of 17 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in IVP and IVM's Limited Partnership Agreements, the General Partners and Limited Partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund.


Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
           Security Being Reported on by the Parent Holding Company

Not applicable


Item 8.  Identification and Classification of Members of the Group

Not applicable


Item 9.  Notice of Dissolution of Group

Not applicable


Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]

[EXHIBITS]

[A:    Joint Filing Statement]

                              Page 15 of 17 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2000


INSTITUTIONAL VENTURE PARTNERS VII
By its General Partner,
Institutional Venture Management VII


IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI


INSTITUTIONAL VENTURE MANAGEMENT VII


________________________________
Geoffrey Y. Yang, General Partner


________________________________
Samuel D. Colella


________________________________
Reid W. Dennis


________________________________
Mary Jane Elmore


________________________________
Norman A. Fogelsong


________________________________
Ruthann Quindlen


________________________________
L. James Strand


________________________________
William P. Tai


________________________________
T. Peter Thomas


________________________________
Geoffrey Y. Yang

                              Page 16 of 17 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 1, 2000


INSTITUTIONAL VENTURE PARTNERS VII
By its General Partner,
Institutional Venture Management VII


IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI


INSTITUTIONAL VENTURE MANAGEMENT VII


________________________________
Geoffrey Y. Yang, General Partner


________________________________
Samuel D. Colella


________________________________
Reid W. Dennis


________________________________
Mary Jane Elmore


________________________________
Norman A. Fogelsong


________________________________
Ruthann Quindlen


________________________________
L. James Strand


________________________________
William P. Tai


________________________________
T. Peter Thomas


________________________________
Geoffrey Y. Yang


                              Page 17 of 17 Pages